Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

September 25, 2018

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549

Re:	Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2018

Ladies and Gentlemen:

We have acted as counsel to The First Bancshares, Inc., a Mississippi corporation (the “Company”), in connection with the Company’s filing of the above-referenced registration statement (together with all amendments and exhibits thereto, the “Registration Statement”) with the Commission to register under the Securities Act of 1933, as amended (the “Securities Act”) up to 1,763,076 shares of common stock of the Company, $0.01 par value per share (the “Shares”). The Shares are issuable upon consummation of the merger of FMB Banking Corporation, a Florida corporation (“FMB”), with and into the Company (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger, dated as of July 23, 2018, between the Company and FMB (as it may be amended from time to time, the “Merger Agreement”). We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of  (i) the Amended and Restated Articles of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) resolutions adopted by Company’s Board of Directors deemed by us to be relevant to this opinion letter, (iv) the Registration Statement, including the proxy statement/prospectus contained therein, (v) the Merger Agreement, (vi) a certificate of the Company’s officers, (vii) certificates of public officials, and (viii) other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Merger Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com
Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

The First Bancshares, Inc.

September 25, 2018

Our opinion set forth below is limited to the Mississippi Business Corporation Act (“MBCA”) as currently in effect, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. Special rulings of authorities administering the MBCA or opinions of other counsel have not been sought or obtained.

This opinion letter is provided for use solely in connection with the filing of the Registration Statement with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, and subject to all of the other assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares to be issued in connection with the transactions contemplated by the Merger Agreement have been duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been duly issued and delivered in accordance with the terms and conditions of the Merger Agreement upon consummation of the Merger and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Alston & Bird LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner